                                                                   EXHIBIT-99.4

          [VASCO LOGO]
          1901 S. MEYERS ROAD, SUITE 210
          OAKBROOK TERRACE, IL 60181
          PHONE:  630-932-8844   FAX:  630-495-0279
          INTERNET HOME PAGE:   http://www.vasco.com
          NEWS RELEASE


                   VASCO DATA SECURITY INTERNATIONAL, INC.
                         COMMON STOCK BEGINS TRADING

                            TRADING SYMBOL:  VDSI

     OAKBROOK TERRACE, IL, and BRUSSELS, BELGIUM, March 20, 1998 -- VASCO Data Security International, Inc. (VDSI) (OTC-Bulletin Board: VDSI), formally a subsidiary of VASCO Corp. (OTC-Bulletin Board: VASC), said that VDSI common stock will begin trading on the NASD Electronic Bulletin Board system today with the symbol: VDSI.

     At the end of business on March 11, 1998 VDSI's offer to exchange VASCO Corp. shares on a one-for-one basis was completed with approximately 96.5 percent of the common shares offered for exchange. Accordingly, VDSI is the owner of 96.5 percent of the common shares of VASCO Corp. The trading symbol, VASC, is the symbol for the VASCO Corp. common stock. Any reference to the VASC symbol refers to VASCO Corp. common stock, not to the common stock of VDSI.

     VDSI, headquartered in Oakbrook Terrace, Illinois, and its foreign and domestic subsidiaries design, develop, market and support open-standards-based hardware and software security systems which manage and secure access to data. VDSI's computer security subsidiaries include VASCO Data Security, Inc., headquartered in Oakbrook Terrace, Illinois, and VASCO Data Security nv/sa of Brussels, Belgium.

For more information contact:

VASCO Data Security International, Inc.


Ken Hunt, CEO                            630-932-8844 -- voice
tkh@vasco.com                            630-495-0279 -- fax
http://www.vasco.com                     800-290-7215 Fax on Demand